UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2009

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

(a) On July 27, 2009, Metalico, Inc. (the "Company") entered into a Tenth Amendment (the "WFF Amendment") to the Amended and Restated Loan and Security Agreement, dated as of July 3, 2007 (the "WFF Agreement"), by and among the Company and certain of its subsidiaries as borrowers and Wells Fargo Foothill, Inc., as arranger and administrative agent, and the lenders party thereto. Among other things, the WFF Amendment provides for a reduction in the maximum amount available under the WFF Agreement’s revolving credit facility to $30,000,000, subject to a borrowing base, with an initial reserve of $20,000,000. Interest rates are unchanged. The WFF Amendment resets the Company's minimum "EBITDA" covenant, deletes its minimum fixed charge coverage ratio covenant, establishes a new maximum leverage ratio covenant, and permits the payments under the Ableco Agreement described in Paragraph (b) below. The remaining material terms of the WFF Agreement remain unchanged by the WFF Amendment. After giving effect to the WFF Amendment and the Ableco Amendment described below, the Company had no borrowings outstanding under the WFF Agreement.

(b) On July 27, 2009, the Company entered into Amendment No. 8 (the "Ableco Amendment") to the Financing Agreement, dated as of July 3, 2007 (the "Ableco Agreement"), by and among the Company as borrower, certain of its subsidiaries as guarantors, and Ableco Finance LLC as collateral and administrative agent and the lenders party thereto. The Ableco Amendment provides for a payment of $5,000,000 on the outstanding term debt under the Ableco Agreement at closing that had previously been due on August 12, 2009, and permits additional principal payments from the net proceeds of (i) federal tax refunds and net operating loss carrybacks (exclusive of a $2,700,000 payment already made) and (ii) offerings of the Company’s stock, if any, in an aggregate amount of at least $12,300,000. Failure to deliver net offering proceeds of at least $10,000,000 by August 31, 2009 will cause the Company’s interest rate to increase by 2% until they are paid and failure to deliver such proceeds by November 30, 2009 will be regarded as a covenant default with the interest increase becoming permanent. Interest rates are otherwise unchanged. The Company would retain the next $6,750,000 of net proceeds from an offering, if any; the Company and Ableco would evenly divide the next $950,000 of net proceeds; and any net proceeds thereafter would be allocated to the Company’s senior secured lenders as provided under the original terms of the Ableco Agreement and the WFF Agreement described in Paragraph (a) above. No other principal payments are scheduled prior to maturity. The Ableco Amendment also resets the Company's maximum leverage ratio, minimum fixed charge coverage ratio, minimum "EBITDA" and minimum "Working Assets" covenants and adds a monthly minimum EBITDA requirement. The remaining material terms of the Ableco Agreement remain unchanged by the Ableco Amendment. After giving effect to the Ableco Amendment and the WFF Amendment and the current term loan payments under the Ableco Amendment, the Company had outstanding indebtedness under the Ableco Agreement in a principal amount of $49.45 million, all in term loans maturing June 30, 2013 (except for the remaining payments described above).

After giving effect to the term loan payments made upon the effectiveness of the amendments described above, the Company had on hand a cash balance of approximately $18.8 million.

The above descriptions of the WFF Amendment and the Ableco Amendment do not purport to be complete and are qualified in their entirety by the texts of the WFF Amendment and the Ableco Amendment, which are being filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 28, 2009, the Company is completing the acquisition of the remaining 17.5% of the stock of Totalcat Group, Inc. ("Totalcat"), a privately held corporation, the Company does not already own pursuant to the terms of the Stock Purchase Agreement dated as of June 25, 2007 (the "Purchase Agreement"). As the Company previously disclosed, under the Purchase Agreement, both the Company and the selling stockholders of Totalcat had rights to require the sale of the remaining Totalcat stock to the Company after the second anniversary of the original closing. The purchase price of $6,750,000 for the remaining shares was determined under a formula set forth in the Purchase Agreement.

Item 2.02 Results of Operations and Financial Condition.

On July 28, 2009, the Company issued a press release announcing, among other things, results of operations for the quarter ended June 30, 2009. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The attached press release can also be accessed on the Company's website at www.metalico.com.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in response to Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

On April 23, 2009, the Company entered into five Exchange Agreements (the "Exchange Agreements") with each of the participating investors party thereto providing for exchanges of the Company’s Common Stock for portions of the Company's 7.0% senior unsecured convertible notes due April 30, 2028 (the "Convertible Notes"), a "First Exchange" that closed April 24, 2009 and a subsequent "Second Exchange." On June 4, 2009, the Company and each of the participating investors party to the respective Exchange Agreements executed amendments to the Exchange Agreements (the "Amendments") modifying the terms of the Second Exchange, which closed on that date. Under the Exchange Agreements as amended by the Amendments, the Company issued an aggregate of 2,463,552 shares in the Second Exchange having a value equal to 61% (the "Exchange Rate") of $10 million, the face amount of Convertible Notes subject to the Second Exchange, based on a per share price equal to the simple average of the volume average weighted price (the "VWAP") of the Company’s Common Stock for the ten (10) trading days ending on the day prior to the Second Exchanges closing date, or June 3, 2009, or a per share price of $2.4761.

In connection with the Second Exchange, the Company and the participating investors agreed to a true-up of the shares based on the Company's Common Stock price during the thirty-five (35) day trading period (a "Trading Period") following the closing date. The Trading Period was divided into two consecutive smaller periods of fifteen (15) and twenty (20) trading days (each, a "Pricing Period"). Within one (1) business day following the end of each Pricing Period (a "Delivery Date"), the Company agreed to deliver to the investors that number of additional shares of Common Stock such that the aggregate number of shares delivered on such Delivery Date, the preceding Delivery Dates (if any) during that Trading Period, and the closing date would be no less than (i) 61% of the face amount of Convertible Notes exchanged divided by (ii) the simple average of the VWAP for the number of trading days of such Pricing Period. If, after giving effect to the shares delivered on the final Delivery Date for the Trading Period for the Second Exchange, the aggregate number of shares of Common Stock delivered by the Company to the investors pursuant to the Second Exchange were to exceed (i) 63% of the face amount of Convertible Notes exchanged divided by (ii) the simple average of the VWAP of the Company's Common Stock for such Trading Period, then the investors agreed to surrender to the Company, within three (3) trading days after such final Delivery Date, that principal amount of Convertible Notes such that the aggregate number of shares delivered by the Company to the participating investors pursuant to the First Exchanges would equal (i) 63% of the face amount of Convertible Notes exchanged divided by (ii) the simple average of the VWAP of the Company's Common Stock for the full Trading Period.

The Company retired an additional $3,314,503 face amount of Convertible Notes in the true-up of the Second Exchange. As previously disclosed, the Company retired an additional $75,022 face amount of Convertible Notes in the true-up of the First Exchange. No additional shares of Common Stock were issued to the participating investors in true-up’s for either exchange. The Company received no cash proceeds as a result of the exchanges of its Common Stock for such Convertible Notes and such Convertible Notes have been retired and cancelled. After giving effect to the Second Exchange and the final true-up, the outstanding principal balance of the Convertible Notes was approximately $81.6 million.

The Company may engage in additional exchanges in respect of its outstanding indebtedness if and as favorable opportunities arise but has no commitment to do so.

The issuance of the shares of Common Stock was made in exchange for the Convertible Notes pursuant to an exemption from the registration requirements provided by Section 3(a)(9) under the Securities Act of 1933, as amended.

The above description of the terms of the Amendments is a summary and is qualified in its entirety by the terms contained in the form of the Exchange Agreements, which was filed as an exhibit to the Company's Current Report on Form 8-K filed with the SEC on April 24, 2009, and the form of the Amendments, which was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 4, 2009.

A press release regarding, among other things, the effect of the final true-up is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Ex. 10.1 Tenth Amendment dated July 27, 2009 to Amended and Restated Loan and Security Agreement, dated as of July 3, 2007, by and among Metalico, Inc. and its subsidiaries signatory thereto as borrowers and Wells Fargo Foothill, Inc., as arranger and administrative agent, and the lenders party thereto

Ex. 10.2 Amendment No. 8 dated July 27, 2009 to Financing Agreement dated as of July 3, 2007 by and among Metalico, Inc. as borrower, each of its subsidiaries party thereto as guarantors and Ableco Finance LLC as collateral and administrative agent and the lenders party thereto

Ex. 99.1 Press Release issued July 28, 2009

The information in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 is being furnished and will not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, nor will it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as will be expressly set forth by specific reference in such filing.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

July 28, 2009	By:	/s/ Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Tenth Amendment dated July 27, 2009 to Amended and Restated Loan and Security Agreement, dated as of July 3, 2007, by and among Metalico, Inc. and its subsidiaries signatory thereto as borrowers and Wells Fargo Foothill, Inc., as arranger and administrative agent, and the lenders party thereto
10.2	Amendment No. 8 dated July 27, 2009 to Financing Agreement dated as of July 3, 2007 by and among Metalico, Inc. as borrower, each of its subsidiaries party thereto as guarantors and Ableco Finance LLC as collateral and administrative agent and the lenders party thereto
99.1	Press Release issued July 28, 2009